Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated and effective as of September 28, 2018 (the “Effective Date”), is by and among Thirty Two, L.L.C., a Nevada limited liability company (“Lender”), PHI, Inc., a Louisiana corporation, as borrower (“PHI”), PHI Air Medical, L.L.C., a Louisiana limited liability company, and PHI Tech Services, Inc., a Louisiana corporation, as guarantors (individually, collectively and interchangeably, the “Subsidiary Guarantors”).

The parties hereto agree as follows:

A.

THE LOAN. On the date hereof Lender shall make available to PHI a secured term loan (the “Loan”) in the principal amount of ONE HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($130,000,000.00). The Loan shall be evidenced by a promissory note (as amended, supplemented, restated or otherwise modified from time to time, the “Note”) payable to Lender and shall contain additional terms and conditions and be identified with this Agreement.

B.

USE OF PROCEEDS. The proceeds from the Loan are to be used for the following purposes: refinance or repay existing debt and/or provide for general corporate purposes and other working capital expenditures. PHI is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any advance will be used to purchase or carry any margin stock.

C.

REPRESENTATIONS, WARRANTIES AND COVENANTS. PHI and, to the extent applicable, the Subsidiary Guarantors, represent, warrant and covenant to Lender that as of the date hereof and so long as the Loan shall be outstanding, that:

(1)	Organization and Authorization.

(a)

PHI is a validly organized corporation duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary, except where the failure to be so qualified would not have a material and adverse effect on the business or property of PHI. Within the last ten (10) years, PHI has not done business under any other name. PHI’s tax identification number is 72-0395707 and its domicile is 2001 SE Evangeline THWY, Lafayette, Louisiana 70508. PHI’s corporate charter number with the Secretary of State of Louisiana is 34472577D.

(b)

PHI Tech Services, Inc. is a validly organized corporation duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary, except where the failure to be so qualified would not have a material and adverse effect on the business or property of PHI Tech Services, Inc. Within the last ten (10) years, PHI Tech Services, Inc. has not done business under any other name. PHI Tech Services, Inc.’s tax identification number is 72-0835089 and its domicile is 2001 SE Evangeline THWY, Lafayette, Louisiana 70508. PHI Tech Services, Inc.’s corporate charter number with the Secretary of State of Louisiana is 3236190D.

(c)

PHI Air Medical, L.L.C. is a validly organized limited liability company duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign limited liability company in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary, except where the failure to be so qualified would not have a material and adverse effect on the business or property of PHI Air Medical, L.L.C. Within the last ten (10) years, PHI Air Medical, L.L.C. has not done business under any other name except PHI Air Medical, Inc. and Air Evac Services, Inc. PHI Air Medical, L.L.C.’s tax identification number is 72-1404705 and its domicile is 2001 SE Evangeline THWY, Lafayette, Louisiana 70508. PHI Air Medical, L.L.C.’s corporate charter number with the Secretary of State of Louisiana is 34601740K.

(d)

The execution, delivery and performance of this Agreement and all other documents delivered to Lender by PHI and the Subsidiary Guarantors, as applicable, have been duly authorized and do not violate their respective articles of incorporation, bylaws, articles of organization, operating agreements (or other governing documents), material contracts or any applicable law or regulations. PHI and PHI Air Medical, L.L.C. are each an air carrier certificated under 49 U.S.C. 44705 and shall comply with all rules and regulations of the Federal Aviation Administration.

(2)	Compliance with Tax and Other Laws.

(a)

PHI, the Subsidiary Guarantors and their respective subsidiaries shall comply with all laws that are applicable to its business activities, including, without limitation, all laws regarding (i) the collection, payment and deposit of employees’ income, unemployment, Social Security, sales and excise taxes, (ii) the filing of returns and payment of taxes, (iii) pension liabilities including ERISA requirements, (iv) environmental protection, and (iv) occupational safety and health.

(b)

PHI, the Subsidiary Guarantors and their respective subsidiaries shall not permit or suffer any violation of any Environmental Law (as defined below) affecting the property it owns or leases, (collectively, the “Property”), and agree that upon discovery, or in the event, of any discharge, spill, injection, escape, emission, disposal, leak or any other-release of hazardous substances on, in, under, onto, or from the Property, which is not authorized by a currently valid permit or other approval issued by the appropriate governmental agencies, promptly notify Lender, and the appropriate governmental agencies, and shall take all steps necessary to promptly clean-up such discharge, spill, injection, escape, emission, disposal, leak or any other release in accordance with the provisions of all applicable Environmental Laws, and shall receive a certification from the Louisiana Department of Environmental Quality or federal Environmental Protection Agency, that the Property and any other property affected has been cleaned-up to the satisfaction of those agencies. The terms “Environmental Law” or “Environmental Laws” as used in this Agreement include any and all current and future federal, state and local environmental laws, statutes, rules, regulations and ordinances, as the same shall be amended and modified from time to time, including but not limited to the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, the Federal Resource Conservation and Recovery Act, as amended from time to time, and the federal Toxic Substances Control Act, as amended from time to time.

(3)

Indenture. PHI represents, warrants and covenants to the Lender that the terms and conditions of this Agreement do not violate the Indenture, dated as of March 17, 2014, by PHI, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, governing the senior notes issued thereunder in the aggregate principal amount of up to FIVE HUNDRED MILLION and NO/100 DOLLARS ($500,000,000.00) (as amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time, the, the “Senior Notes”), or any other document executed or to be executed in connection therewith (as all of the foregoing may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time, the “Indenture”).

(4)

Litigation. To the best of PHI’s knowledge, after due inquiry, and except as disclosed in PHI’s most recently filed annual report on Form 10-K or any quarterly or current report filed thereafter on Form 10-Q or Form 8-K, no litigation or governmental proceedings are pending or threatened against PHI or any of its subsidiaries, the results of which might materially affect PHI or such subsidiaries’ financial condition or operations. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements submitted to Lender, PHI does not have any material contingent liabilities. No subsidiaries have any material contingent liability other than those imposed by the security documents granted by PHI in favor of Lender and the Indenture.

(5)

Pension Plans. Each of PHI and its subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Employee Reimbursement Income Security Act of 1974, as amended (“ERISA”). No Termination Event (as defined herein) has occurred with respect to any Plan (as defined herein), and, except for any failure that could not reasonably be expected to cause a material adverse change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and no condition exists or event or transaction has occurred in connection with any Plan, maintained by PHI or its subsidiaries, which could result in PHI or its subsidiaries incurring any material liabilities, fine, or penalty. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed with respect to any Plan under Section 4971 of the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a material adverse change. Based upon GAAP existing as of the effective date of this Agreement and current factual circumstances, PHI has no reason to believe that the annual cost during the term of this Agreement to PHI for postretirement benefits to be provided to the current and former employees of PHI under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in- the aggregate, reasonably be expected to cause a material adverse change.

For purposes of this section, the term “Plan” means an employee benefit plan covered by Title IV of ERISA or subject to minimum funding standards under Section 412 of the Code and the term “Termination Event” means (a) the occurrence of a reportable event with respect to a Plan, as described In Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the giving of a notice of intent to terminate a Plan under Section 4041 (c) of ERISA; (c) the institution of proceedings to terminate a Plan by the PBGC; or (d) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

(6)	Financial Information. From the date of this Agreement and so long as the Loan shall be outstanding, unless compliance shall have been waived in writing by Lender, PHI shall furnish to Lender:

(a)

promptly after the sending or filing thereof, copies of all reports which PHI sends to any of its public security holders, and copies of all Forms 10-K, and 10-Q (including all exhibits filed therewith) and registration statements and any other filings or statements that PHI files with the Securities and Exchange Commission or any national securities exchange;

(b)

together with all Forms of 10-K and 10-Q, a certificate of the President or Chief Financial Officer of PHI to the effect that no Default with respect to PHI, or event which might mature into a Default with respect to PHI, has occurred and is continuing, as of the end of the relevant reporting period;

(c)

upon the occurrence of a Default, a certificate of the President or Chief Financial Officer of PHI specifying the nature and the period of existence thereof and what action PHI proposes to take with respect thereto;

(d)

if not previously disclosed in PHI’s most recently filed annual report on Form 10-K or any quarterly or current report filed thereafter on Form 10-Q or Form 8-K, written notice of any and all litigation affecting PHI, directly or indirectly; provided, however, this requirement shall not apply to litigation involving PHI and any other party if such litigation involves, in the aggregate, less than $500,000; and

(e)	from time to time, such other information as Lender may reasonably request.

(7)

Insurance. Each of PHI and its subsidiaries shall maintain with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance and insurance on PHI’s and its subsidiaries property, assets and business at least to such extent and against such hazards and liabilities as is commonly maintained by similar companies and, in addition to the foregoing insurance, such insurance as may be reasonably required by Lender. In the case of property (whether owned by PHI or its subsidiaries) on which Lender has a lien, PHI shall provide Lender with duplicate originals or certificates of such policies of insurance naming Lender as additional lender loss payee and as additional insured as its interests may appear, and providing that such policies will not be canceled without thirty (30) days’ prior written notice to Lender.

(8)

Mergers, etc. Without the prior written consent of Lender, PHI shall not consolidate with, or merge into, any other corporation, or permit any other corporation to merge into it, or sell or lease all, or substantially all, of its assets or acquire all or a substantial part of the assets or capital stock of any other partnership, firm or corporation, or enter into any other transaction that would materially alter the balance sheet of PHI. PHI will not permit any material changes to be made in the character of its business as carried on at the date of this Agreement.

(9)

Stock Redemption. PHI will not purchase, retire or redeem any shares of its capital stock (other than pursuant to executive or employee compensation plans) without the prior written consent of Lender, provided PHI will be allowed to purchase, retire or redeem capital stock from its employees in an aggregate amount not to exceed $25,000,000.00.

(10)

Indebtedness and Liens. Except (i) as contemplated in this Agreement or as otherwise permitted by the Lender in writing, (ii) in connection with credit card agreements which shall not have outstanding balances in excess of $3,000,000.00, (iii) with respect to the pledge of cash or other liquid assets as security for letters of credits issued by PHI or any of its subsidiaries in an aggregate amount not to exceed $30,000,000.00, (iv) under the Senior Notes and as contemplated in the Indenture, (v) as otherwise permitted in the Indenture, and (vi) debt in an aggregate principal amount denominated in US dollars not to exceed $5,000,000.00 for a working capital line of credit for an international subsidiary of PHI (one whose principal office is outside of the United States and who is chartered in a country other than the United States) in connection with the acquisition of HNZ Group, Inc., neither PHI nor any of its subsidiaries (a) shall create any additional obligations for borrowed money, or (b) mortgage or encumber any of their assets or suffer any liens or indebtedness to exist on any of their assets.

(11)

Other Liabilities. Other than with respect to its subsidiaries, PHI shall not lend to or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stock or dividends of any person, firm or corporation.

(12)	Change of Control. Without the prior written consent of Lender, there shall not be a Change of Control (as defined in the Indenture).

(13)

Additional Documentation. Upon the written request of Lender, PHI shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Lender, may deem reasonably necessary to obtain the full benefits of this Agreement and of the rights and powers granted in this Agreement.

(14)

Notice of Default. PHI shall notify Lender immediately upon becoming aware of the occurrence of any event constituting, or which with the passage of time or the giving of notice, could constitute, a Default.

(15)

Indemnity. PHI shall indemnify, defend and hold Lender and its respective directors, officers, agents, attorneys and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable legal fees and fees of expert witnesses) arising from or in connection with (a) the presence in, on or under any property of PHI (including, without limitation, the Property) of any hazardous substance or solid waste, or any releases or discharges (as the terms “release” and “discharge” are defined under any applicable environmental law) of any hazardous substance or solid waste on, under or from such property, (b) any activity carried on or undertaken on or off such property of PHI, whether prior to or during the term of this Agreement, and whether PHI or any predecessor in title to PHI’s property or any officers, employees, agents, contractors or subcontractors of PHI or any predecessor in title to the property of PHI, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transportation or disposal of any hazardous substance or solid waste at any time located or present on or under any of the afore-described property, or (c) any breach of any representation, warranty or covenant under the terms of this Agreement or applicable security agreements; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such claims, demands, causes of action, liabilities, losses, costs and expenses are (i) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such indemnitee or (ii) in connection with any disputes solely among indemnitees and not arising out of any act or omission of PHI. The foregoing indemnity shall further apply to any residual contamination on or under any or all of the afore-described property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the use, handling, storage, transportation or disposal of any hazardous substance or solid waste, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. The indemnity described of this Section shall survive the termination of this Agreement for any reason whatsoever.

D.

COLLATERAL. As security for the payment and performance of the Loan and all other obligations of PHI owed to Lender under this Agreement and the Note, whether now existing or hereafter arising, PHI and the Subsidiary Guarantors will provide to Lender through validly recorded security documents, including but not limited to a Security Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Security Agreement”) financing statements, a first priority perfected lien and security interest in favor of Lender in all of PHI’s and the Subsidiary Guarantors’ Inventory (as such term is defined in Article 9 of the Uniform Commercial Code (La. R.S. 10: 9-101 et seq.), as enacted in the State of Louisiana from time to time (“Louisiana Commercial Laws”)), including Parts (as herein defined), and all Accounts (as defined in Louisiana Commercial Laws); provided that the provisions of this Section D will not apply to any Inventory, including Parts of PHI and the Subsidiary Guarantors, located in any jurisdiction outside of the United States of America.

“Parts” shall mean, until installed in any aviation unit or aircraft, all aircraft engines, propellers, rotors, appliances, tires, airframes, spare parts, radios, and other communication equipment together with all other aircraft appliances, instruments, electronics, mechanisms, appurtenances, accessories, equipment and parts or component parts thereof, of such person wherever maintained, now or hereafter existing, whether acquired by purchase or otherwise and whether held by such person for use in its business or held by such person for sale or lease or to be furnished by such person under contracts of service, and all proceeds thereof and accessories thereto. Parts shall be valued at the lower of (i) the average cost of each item or (ii) its market value. All Parts shall be maintained and records kept as are customary for any replacement or maintenance parts or accessories of any aircraft, aviation unit and/or helicopter.

E.

GUARANTIES. The Loan shall be guaranteed by each of the Subsidiary Guarantors by separate guaranty agreements (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”).

F.

RATE OF INTEREST. The Loan shall accrue interest at a rate of six percent (6%) per annum. All interest accruing under the Loan shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, with the first interest payment being due on December 31, 2018. All interest shall be computed on the basis of the actual number of days elapsed over a 360-day year comprised of twelve 30-day months.

G.	PREPAYMENT. The Loan may be prepaid in any amount at any time without penalty or premium.

H.	CONDITIONS PRECEDENT TO LOAN. Lender shall have no obligation to advance the Loan under this Agreement until and unless the following conditions have been satisfied:

(1)

Lender shall have received duly executed copies of this Agreement, the Note, the Guaranty, the Security Agreement and all other collateral documents contemplated by this Agreement in form and substance satisfactory to Lender;

(2)	All representations and warranties made by PHI to Lender shall be true and correct as of the date of the funding of the Loan;

(3)

Lender shall have received a copy of the fairness opinion with respect to the Loan and the transactions contemplated hereunder issued to Borrower from an Independent Financial Advisor (as defined in the Indenture); and

(4)	There exists no Default (or event which with notice or lapse of time or both could constitute a Default) under this Agreement or any other agreement between PHI and Lender.

I.	DEFAULT. The occurrence of any one or more of the following events shall constitute a default (a “Default”) under this Agreement:

(1)	a default under the Note;

(2)	the failure of PHI to observe or perform promptly when due any covenant, agreement or obligation due to Lender under this Agreement or otherwise;

(3)	the inaccuracy at any time, in any material respect, of any warranty, representation or statement made to Lender by PHI under this Agreement or otherwise;

(4)

the filing by or against PHI of a proceeding for bankruptcy, reorganization, arrangement, or any other relief afforded debtors or affecting the rights of creditors generally under the law of any state or country or under the United States Bankruptcy Code;

(5)

should any default occur and be continuing under the terms and conditions of any other material credit agreement or evidence of indebtedness, including, without limitation, the Indenture, after the expiration of any applicable notice and cure provisions as may be contained therein.

Upon the occurrence of a Default, except for payment of principal at maturity, and such Default continues for a period of fifteen (15) days, after Lender has mailed written notice of such Default to PHI specifying the nature of the Default and the steps necessary to cure the Default (but with no notice or delay required in the event of a Default under paragraphs (1) and (5) of this Section (I)), Lender, at its option, may declare all of the Loan, the Note and all other obligations of PHI and/or the Subsidiary Guarantors to Lender to be immediately due and payable without further notice.

J.

CONSENT TO PARTICIPATION. Lender may sell all or a portion of its interest in the Loan and the security therefor. Lender shall give PHI notice of any sale of all or a portion of its interests in the Loan, upon which PHI shall perform all of its obligations hereunder in favor of each participant or assignee as though such participant or assignee were a party or parties to this Agreement.

K.

MISCELLANEOUS PROVISIONS. PHI agrees to pay all of the costs, expenses and fees incurred in connection with the Loan, including reasonable attorneys’ fees, appraisal fees, and environmental assessment fees. This Agreement is not assignable by PHI and no parties other than PHI and the Subsidiary Guarantors are entitled to rely on this Agreement. In no event shall PHI or Lender be liable to the other for indirect, special or consequential damages, including the loss of anticipated profits that may arise out of or are in any way connected with the issuance of this Agreement. This Agreement, the Note, all other promissory notes evidencing the Loan under this Agreement and all documents creating security interests shall be governed by Louisiana law. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event of actual conflict in the terms and provisions of this Agreement and the Note and/or any of the security agreements, the terms and provisions of this Agreement will control.

All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, on a consistent basis (“GAAP”). If at any time any change in GAAP would affect the computation of any requirement or provision set forth in the Agreement or any related loan document, and either PHI or Lender shall so request, Lender and PHI shall negotiate in good faith to amend such requirement or provision to preserve the original intent thereof in light of such change in GAAP; provided that, until such request has been withdrawn or such requirement or provision so amended, (i) such requirement or provision shall continue to be computed in accordance with GAAP prior to such change therein and (ii) PHI shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement or provision made before and after giving effect to such change in GAAP.

All notices and other communications provided for in this Agreement shall be given in writing and made by telecopy or mailed by certified mail return receipt requested, or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to mechanical confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mail, in each case given or addressed as aforesaid.

L.

TERRORISM LAWS. PHI and each of its subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither PHI nor any of its subsidiaries, and no individual or entity owning directly or indirectly a controlling interest in PHI, whether now or in the future, is or shall be an individual or entity whose property or interests are presently being or in the future become “blocked” under any of the Terrorism Laws or is or shall otherwise become in violation of any of the Terrorism Laws.

“Terrorism Laws” shall mean Executive Order 13224 issued by the President of the United States of America (66 Fed. Reg. 49079 (2001)), the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), and the Foreign Terrorist Organizations Sanctions Regulations, (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal regulations, policies and any other requirements of any federal Governmental Authority (including, without limitation, the United States Department of Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time and the present and future rules, regulations and guidance documents promulgated under any of the foregoing.

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IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

PHI: PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Name: Trudy P. McConnaughhay
Title: Chief Financial Officer, Treasurer and Secretary

SUBSIDIARY GUARANTORS: PHI AIR MEDICAL, L.L.C.

By:	/s/ Trudy P. McConnaughhay
Name: Trudy P. McConnaughhay
Title: Vice President and Treasurer

PHI TECH SERVICES, INC.

By:	/s/ Trudy P. McConnaughhay
Name: Trudy P. McConnaughhay
Title: Chief Financial Officer, Vice President and Secretary

Address for Notices:

2001 S. E. Evangeline Thruway

Lafayette, LA 70508

Attention: Chief Financial Officer

Signature Page to Loan Agreement

LENDER: THIRTY TWO, L.L.C.

By:	/s/ Al A. Gonsoulin
Name: Al A. Gonsoulin
Title: Managing Member

Address for Notices:

4655 Sweetwater Blvd., Suite 300

Sugar Land, TX 77479

Attention: Al Gonsoulin

Signature Page to Loan Agreement